                                                                      EXHIBIT 99




                           [MORGAN STANLEY LETTERHEAD]

News
--------------------------------------------------------------------------------

Contact: Investor Relations             For Immediate Release
         Eileen Wallace
         212/703-7368

         Media Relations
         Jeanmarie McFadden
         212/761-4059



           MORGAN STANLEY GROUP INC. ANNOUNCES THIRD QUARTER EARNINGS

             Chairman Richard B. Fisher Announces that John J. Mack
           Will Become Chief Executive Officer Effective June 1, 1997;
   Fisher to Continue as Chairman; Mack will be President and Chief Executive
                                    Officer


                      ------------------------------------

NEW YORK, October 2, 1996 -- Morgan Stanley Group Inc. (NYSE:MS) today announced net income for the third quarter ended August 31, 1996 of $219 million, or $1.32 per common share on a primary basis and $1.27 per share on a fully diluted basis. Net revenues (total revenue less interest expense) for the third quarter were $1,287 million.

Comparable results for the quarter ended August 31, 1995 were net income of $209 million, primary and fully diluted earnings per share of $1.23 and $1.17 respectively, and net revenues of $1,151 million.*

Morgan Stanley also announced that the Board has accepted the recommendation of Richard B. Fisher, Chairman since 1991, that President John J. Mack assume the additional title and responsibilities of Chief Executive Officer effective June 1, 1997. Fisher will continue as Chairman after that date, shifting his principal focus to client and external matters.

"This is the expected next step in our succession plan," said Fisher. "The Board and I are confident that, under John's leadership, Morgan Stanley will build on its success as a pre-eminent global financial services firm. This step will allow me to spend more time directly with clients and ensures an orderly transition as John and the rest of the management team continue to focus their efforts -- and the talents of the entire firm - on delivering the quality service clients expect from Morgan Stanley."


*In January 1996, Morgan Stanley split its stock two-for-one in the form of a 100 percent stock dividend. Prior year per share amounts have been retroactively adjusted to give effect for the split.

NINE MONTHS

Net income for the nine months ended August 31, 1996 was $793 million, or $4.79 per share on a primary basis and $4.59 per share on a fully diluted basis. Net revenues for the period were $4,264 million. Results for the comparable nine months ended August 31, 1995 were net income of $422 million, earnings per share of $2.41 on a primary basis and $2.29 on a fully diluted basis, and net revenues of $2,955 million.

OPERATIONS

Following record-setting activity in the first half of fiscal 1996, less favorable market conditions prevailed in the third quarter. Nevertheless, the Firm's fiscal third quarter performance continued to reflect its diverse mix of core business -- investment banking, sales and trading, and asset management -- which produced higher revenues than the comparable prior year quarter.

Investment banking revenues of $431 million for the third quarter were the third best in the Firm's history. Mergers and acquisitions activity remained robust with Morgan Stanley retaining its number one ranking in announced transactions worldwide through August 31, 1996. **

Sales and trading revenues for the third quarter were up from the comparable 1995 quarter. The slow summer months coupled with heightened inflation concerns contributed to periods of lower volatility during the quarter and to lower trading volumes than in the first two fiscal quarters of 1996.

Asset management and administration revenues for the third quarter of $137 million were up substantially over the comparable quarter in fiscal 1995. This reflected the incremental revenues from Miller Anderson & Sherrerd, LLP which Morgan Stanley acquired in January of this year.

The acquisition of Miller Anderson & Sherrerd, and the previously announced agreement to acquire Van Kampen American Capital, Inc., are key steps in Morgan Stanley's expansion of its asset management business. Total assets under management by Morgan Stanley Asset Management and Miller Anderson & Sherrerd have grown to approximately $102 billion. The Firm expects to close its acquisition of Van Kampen American Capital in the fourth quarter of fiscal 1996, subject to customary closing conditions. The Firm's asset management business, including Van Kampen American Capital, has pro forma assets under management of approximately $160 billion.

Richard B. Fisher, Chairman, and John J. Mack, President, said in a joint statement:

"We are pleased by the Firm's strong performance during the quarter despite lower levels of client activity in many of our key businesses. We believe the Firm's performance reflects our ongoing efforts to build a balanced and diversified mix of businesses and the strength of the Morgan Stanley global franchise. That strength is the result of a 61-year tradition of providing innovative financial solutions to our clients around the world. We are confident that the Firm is positively positioned to capitalize on the increasing trends in the financial services business."

**Source: Securities Data Corporation

DIVIDEND

The company also announced the declaration by its Board of Directors of a quarterly dividend of 17.5 cents per common share. The dividend is payable on November 1, 1996 to shareholders of record on October 14, 1996.

During the quarter, the Firm repurchased $42 million of its common stock, for a total of $507 million in the first three quarters of fiscal 1996. This compares to a total of $103 million in repurchased common stock for all of fiscal 1995. The Firm's remaining repurchase authorization is approximately $258 million.

Total capital (stockholders' equity and long-term debt) at August 31, 1996 was $17.2 billion, including $5.5 billion of common and preferred stockholders' equity. Book value per common share was $30.78 based on quarter-end shares and share-equivalents of 153,999,832.

Morgan Stanley Group Inc. is a global financial services firm with offices in New York, London, Tokyo and other principal financial centers around the world.

                                 -Table Follows-

                            MORGAN STANLEY GROUP INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                        (IN MILLIONS, EXCEPT SHARE DATA)


                                                       THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                       ------------------                     -----------------
                                                   AUGUST 31          AUGUST 31          AUGUST 31          AUGUST 31
                                                     1996               1995               1996               1995
                                                 ------------       ------------       ------------       ------------
REVENUES:

     Investment banking                          $        431       $        355       $      1,372       $        871
     Principal transactions:
         Trading                                          427                352              1,696                989
         Investments                                       29                 69                 60                 82
     Commissions                                          148                130                461                372
     Interest and dividends                             2,144              1,899              6,023              5,501
     Asset management and administration                  137                 96                402                275
     Other                                                 --                  1                  3                  4
                                                 ------------       ------------       ------------       ------------

           Total revenues                               3,316              2,902             10,017              8,094
      Interest expense                                  2,029              1,751              5,753              5,139
                                                 ------------       ------------       ------------       ------------

           NET REVENUES                                 1,287              1,151              4,264              2,955
                                                 ------------       ------------       ------------       ------------

EXPENSES EXCLUDING INTEREST:

     Compensation and benefits                            645                575              2,100              1,416
     Occupancy and equipment                               89                 84                261                247
     Brokerage, clearing and exchange fees                 65                 64                199                185
     Communications                                        38                 31                105                 99
     Business development                                  37                 30                116                107
     Professional services                                 58                 37                153                121
     Other                                                 40                 32                119                100
     Relocation charge                                     --                 --                 --                 59
                                                 ------------       ------------       ------------       ------------

        Total expenses excluding interest                 972                853              3,053              2,334
                                                 ------------       ------------       ------------       ------------


Income before income taxes                                315                298              1,211                621

Provision for income taxes                                 96                 89                418                199
                                                 ------------       ------------       ------------       ------------


NET INCOME                                       $        219       $        209       $        793       $        422
                                                 ============       ============       ============       ============


EARNINGS APPLICABLE TO COMMON SHARES (1)         $        204       $        192       $        745       $        373
                                                 ============       ============       ============       ============

Average common and common equivalent
           shares outstanding (1) (2)             154,034,233        157,236,918        155,305,534        155,249,074
                                                 ============       ============       ============       ============


Primary earnings per share (2)                   $       1.32       $       1.23       $       4.79       $       2.41
                                                 ============       ============       ============       ============

FULLY DILUTED EARNINGS PER SHARE (2)             $       1.27       $       1.17       $       4.59       $       2.29
                                                 ============       ============       ============       ============



(1)  For primary earnings per share.

(2) 1995 share and per share amounts have been retroactively adjusted to give effect for the 2-for-1 common stock split which became effective in January 1996.